Exhibit 10.1

Luna Innovations Incorporated

May 18, 2011

Dr. Kent A. Murphy, Ph.D.

Troutville, VA

Dear Dr. Murphy:

The following sets forth the agreement (the “Letter Agreement”) between Dr. Kent A. Murphy, Ph.D. (“Dr. Murphy”) and Luna Innovations Incorporated (the “Company”):

1.	Cessation of Proxy Contest. Dr. Murphy hereby agrees to (a) cause all shares of common stock of the Company that he has the right to vote as of the record date for the Company’s 2011 annual meeting of stockholders (the “2011 Annual Meeting”) to be present for quorum purposes at the 2011 Annual Meeting and to be voted in favor of the three (3) directors nominated by the Board of Directors of the Company (the “Board”) to serve as Class II directors until the 2014 Annual Meeting (as defined below) (and will not support or participate in any “withhold the vote” or similar campaign), (b) cause all shares of common stock of the Company that he has the right to vote as of the record date for the 2011 Annual Meeting to be voted in favor of the Board’s recommendations with respect to all other matters to come before the stockholders at the 2011 Annual Meeting, (c) not propose any candidates for election to the Board or any other proposals to be acted upon at the 2011 Annual Meeting, (d) not propose any proxy resolutions or conduct any proxy solicitations with respect to the 2011 Annual Meeting, (e) irrevocably withdraw all of his previously submitted proposals and notices with respect to nominations and other matters to be brought before the 2011 Annual Meeting and (f) irrevocably withdraw his Demand for Right to Inspect Shareholder Records dated March 31, 2011.

2.	Appointment of Ronald E. Carrier to the Board. At the regular meeting of the Board scheduled for the date of the 2011 Annual Meeting, the Board will take all actions necessary to (a) increase the size of the Board from eight (8) to nine (9) directors, (b) appoint Ronald E. Carrier as a Class I director with a term expiring at the Company’s 2013 annual meeting of stockholders (the “2013 Annual Meeting”) and (c) appoint Dr. Carrier to the Nominating and Governance Committee of the Board, with each of such events to be effective on such date. Such actions shall be taken at the beginning of the regular meeting of the Board and, immediately following such actions, Dr. Carrier shall be permitted to attend and participate as a director throughout such regular meeting of the Board. The Company further agrees to maintain such committee appointment throughout Dr. Carrier’s initial term as director. Notwithstanding the foregoing, if Dr. Carrier indicates to the Company that he is not willing to be so appointed, or to continue to serve, in such capacities, then the Company shall have no further obligations under this paragraph.

May 18, 2011

Dr. Kent A. Murphy, Ph.D

3.	Standstill Agreement.

a.	During the period from the date of this Letter Agreement through the date of the Company’s 2014 annual meeting of stockholders (“2014 Annual Meeting”) (the “Standstill Period”), Dr. Murphy will not:

i.	solicit proxies or written consents of stockholders, or any other person with the right to vote or power to give or withhold consent in respect of the Voting Securities (as defined below), or conduct, encourage, participate or engage in any other type of referendum (binding or non-binding) with respect to, or from the holders of Voting Securities or any other person with the right to vote or power to give or withhold consent in respect of the Voting Securities (other than solely in his capacity as a director of the Company in connection with solicitations on behalf of the Board and in accordance with the recommendations of the Board in connection therewith);

ii.	make, or in any way participate or engage in any “solicitation” of any proxy, consent or other authority to vote any Voting Securities, with respect to any matter (other than solely in his capacity as a director of the Company in connection with solicitations on behalf of the Board and in accordance with the recommendations of the Board in connection therewith);

iii.	seek to place a representative on the Board or seek the removal of any director from the Board;

iv.	become a participant in any contested solicitation with respect to the Company, including without limitation relating to the removal or the election of directors;

v.	initiate, propose or otherwise solicit stockholders for the approval of any stockholder proposal with respect to the Company (other than a proposal that the Board has recommended that the Company’s stockholders vote to approve);

vi.	cause to be voted any Voting Securities that he has the right to vote in a manner other than in accordance with the recommendation of the Board with respect to (i) the election or removal of directors; and (ii) stockholder proposals. Notwithstanding the foregoing and for the avoidance of doubt, with the exception of Section 1 hereof, nothing in this Letter Agreement shall obligate Dr. Murphy to cause to be voted any Voting Securities in connection with any matter submitted to stockholders of the Company for approval;

May 18, 2011

Dr. Kent A. Murphy, Ph.D

vii.	without the prior written consent of the Company, form, join or in any way participate in a partnership, limited partnership, syndicate or other group, including without limitation a group as defined under Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with respect to the Voting Securities, or otherwise support or participate in any effort by a third party with respect to the matters set forth in paragraphs (i) – (v) of this Section 3(a), or deposit any Voting Securities in a voting trust or subject any Voting Securities to any voting agreement;

viii.	seek to have the Company waive, amend or modify any provision of the Company’s Certificate of Incorporation or Bylaws, as the same may otherwise be amended from time to time in a manner that would materially affect the rights and obligations of the parties under this Agreement;

ix.	either directly or indirectly for himself or his affiliates, or in conjunction with any other person or entity in which he proposes to be either a principal, partner or financing source or is acting or proposes to act as broker or agent for compensation, effect or seek, offer or propose (whether publicly or otherwise) to effect, or cause or participate in, or in any way knowingly support, assist or facilitate any other person to effect or seek, offer or propose to effect, or cause or participate in, (i) any tender offer or exchange offer, merger, acquisition or other business combination involving the Company or any of its subsidiaries or affiliates; (ii) any form of business combination or acquisition or other transaction relating to a material amount of assets or securities of the Company or any of its subsidiaries or affiliates; or (iii) any form of restructuring, recapitalization or similar transaction with respect to the Company or any of its subsidiaries or affiliates;

x.	enter into any arrangements, understanding or agreements (whether written or oral) with, or advise, finance, assist or encourage, any other person in connection with any of the foregoing, or make any investment in or enter into any arrangement with, any other person that engages, or offers or proposes to engage, in any of the activities or transactions referenced in the foregoing paragraphs of this Section 3(a);

xi.	publicly disclose, or cause to facilitate the public disclosure (including the filing of any document or report with the SEC or any other governmental agency or any disclosure to any journalist, member of the media or securities analyst) of any intent, purposes, plan or proposal to obtain any waiver, or consent under, or any amendment of, any provisions of this Letter Agreement;

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Dr. Kent A. Murphy, Ph.D

xii.	bring any action to (x) contest the validity of this Letter Agreement, or (y) seek a release from the restrictions contained in Section 1 or Section 3, provided, however, that nothing herein shall restrict Dr. Murphy from enforcing his rights under this Letter Agreement; or

xiii.	take or cause or induce others to take any action inconsistent with any of the foregoing.

b.	For the purposes of this agreement, the term “Voting Securities” shall mean any Common Stock or other securities of the Company entitled to vote in the election of directors of the Company, or securities convertible into or exercisable or exchangeable for such securities, whether or not subject to the passage of time or other contingencies.

c.	Notwithstanding paragraph a. above, if the Company fails to comply in all material respects with the terms of this Letter Agreement and such failure continues uncured for 15 business days after written notice of such failure is delivered to the Secretary of the Company, then the Standstill Period shall immediately cease as of the expiration of such 15 business day period.

d.	Notwithstanding paragraph a. above, if the Board nominates a slate of director nominees for election at the 2013 Annual Meeting that does not include Dr. Murphy as a nominee (unless such exclusion is a result of Dr. Murphy’s refusal to (A) be nominated by the Board, (B) be named as a nominee in the Company’s proxy statement, or (C) serve as a director if elected), then the Standstill Period shall immediately cease as of the date of such Board action. Additionally, if such Board action is taken on or after the fifteenth calendar day prior to the deadline for delivery of notice of stockholder proposals and/or director nominations with respect to the 2013 Annual Meeting (as determined in accordance with the Company’s bylaws, as then in effect), then as long as Dr. Murphy otherwise fully complies with such advance notice bylaw provisions with respect to one or more stockholder proposals and/or director nominees (other than any provision with respect tot a deadline or the timeliness of receipt of any notice or other action) within fifteen (15) calendar days following the Board action, the Company will take such actions as may be necessary to permit such stockholder proposal or nomination by Dr. Murphy to be presented at the 2013 Annual Meeting.

e.	Notwithstanding the foregoing, nothing in this Letter Agreement shall prohibit Dr. Murphy from fully participating in meetings of the Board and Board committees in fulfillment of, or otherwise carrying out, his fiduciary duties as a director of the Company.

f.

In furtherance of Dr. Murphy’s obligations in paragraph a. above, if, during the Standstill Period, the Company receives notice from a stockholder, in accordance with the Company’s bylaws and/or the rules of the U.S. Securities and Exchange

May 18, 2011

Dr. Kent A. Murphy, Ph.D

Commission, of such stockholder’s intention to nominate one or more individuals for election to the Board, or to submit a stockholder proposal for consideration by stockholders at a meeting of the Company’s stockholders, then on or before the tenth (10th) business day prior to the scheduled date of the stockholders meeting, Dr. Murphy shall deliver an irrevocable proxy to the Board with respect to all Voting Securities in which he has a beneficial ownership interest, which proxy shall be coupled with an interest, naming as proxy and attorney-in-fact such individual or individual as may be designated by the Board, evidencing Dr. Murphy’s instructions with respect to presence of his Voting Securities at the meeting and, if his Voting Securities are to be present at the meeting, voting with respect to all matters expected to be submitted to stockholders at such meeting in accordance with Dr. Murphy’s voting rights and obligations set forth herein. For avoidance of doubt, Dr. Murphy may instruct the proxy holder to (a) cause Dr. Murphy’s Voting Securities not to be present for quorum purposes at the meeting, or (b) cause Dr. Murphy’s Voting Securities to be present for quorum purposes at the meeting and vote (or abstain) in accordance with Dr. Murphy’s voting rights and obligations set forth herein.

4.	Director Fees; Related Matters. Starting July 1, 2011, Dr. Murphy shall be entitled to receive Board annual retainer fees consistent with fees paid to other non-employee directors of the Company (effective on such date, the Company will be replacing meeting attendance fees with an annual retainer fee). Additionally, Dr. Murphy shall be entitled to the same insurance and indemnification rights as other non-employee directors of the Board. Upon the expiration of the original 18 month term of Dr. Murphy’s consulting period under that certain Separation and Consulting Agreement, dated August 10, 2010, by and between the Company and Dr. Murphy, Dr. Murphy shall be entitled to receive an option grant covering that number of shares of common stock representing the ratable portion (based on the number of months then remaining in Dr. Murphy’s board term) of the award issuable to non-employee directors upon re-election under the Company’s non-employee director policy.

5.	Amendment of Separation and Consulting Agreement. Concurrently with the execution of this Letter Agreement, the Company and Dr. Murphy shall enter into an amendment to that certain Separation and Consulting Agreement, dated as of August 10, 2010, in the form attached hereto as Exhibit A.

6.	Mutual Release of Claims. Concurrently with the execution of this Letter Agreement, Dr. Murphy and the Company shall execute the form of Mutual Release attached hereto as Exhibit B.

7.	Special Meeting of Directors. As promptly as practical following the 2011 Annual Meeting but no later than June 30, 2011, the Board shall call a special meeting of the Board for the purposes of discussing governance and strategic matters, including: (i) corporate governance best practices and director education; (ii) processes for future resource allocation decisions; (iii) potential strategies for acquisition and/or divestiture of technologies; and (iv) such other governance and strategic matters as the Board shall determine.

May 18, 2011

Dr. Kent A. Murphy, Ph.D

8.	Support of Dr. Murphy for Election. If the Board nominates Dr. Murphy for election at the 2013 Annual Meeting, the Board shall recommend that stockholders vote in favor of Dr. Murphy and shall otherwise use substantially the same efforts to support Dr. Murphy’s election as it uses for the election of the other nominees of the Board.

9.	Authorization. The Company hereby represents and warrants that it has the power and authority to execute deliver and carry out the terms and provisions of this Letter Agreement and this Letter Agreement has been duly and validly authorized, executed and delivered by the Company.

10.	Amendment; Entire Agreement; Counterparts. This Letter Agreement may only be modified through a written agreement signed by the Company and Dr. Murphy. This Letter Agreement, including its exhibits, contains the entire agreement between the parties with respect to the subject matter hereof and thereof and supersedes all prior and contemplated arrangements and understandings with respect thereto. This Letter Agreement may be signed in counterparts (including by fax and .pdf), each of which shall constitute an original and all of which together shall constitute one and the same agreement.

11.	Governing Law. This Letter Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without regard to any conflict of laws provisions thereof or of any other jurisdiction. Each party to this Letter Agreement (a) irrevocably and unconditionally submits to the personal jurisdiction of the Court of Chancery of the State of Delaware or, as appropriate, the other state or federal courts of the United States of America located in the State of Delaware, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that any actions or proceedings arising in connection with this Letter Agreement or the transactions contemplated by this Letter Agreement shall be brought, tried and determined only in such courts, (d) waives any claim of improper venue or any claim that those courts are an inconvenient forum and (e) agrees that it will not bring any action relating to this Letter Agreement or the transactions contemplated hereunder in any court other than the aforesaid courts. Dr. Murphy hereby appoints Arnold & Porter LLP, as his agent for service of process in any litigation arising out of or relating to this Letter Agreement by service upon such agent or by certified mail, return receipt requested, postage prepaid to it at 555 Twelfth Street, NW Washington, DC 20004-1206, Attn: Richard E. Baltz.

12.

Remedies. The parties recognize and agree that if for any reason any of the provisions of this Letter Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, each party agrees that in addition to other remedies the other party shall be entitled to preliminary and

May 18, 2011

Dr. Kent A. Murphy, Ph.D

permanent injunctive relief without posting a bond or other undertaking and without the necessity of proving actual damages restraining any violation or threatened violation of the provisions of this Letter Agreement, and to enforce specifically the terms of this Letter Agreement, which right shall be cumulative and in addition to any other remedy to which the parties may be entitled hereunder or at law or equity. In the event that any action shall be brought in equity to enforce the provisions of the Letter Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law.

13.	Further Assurances. Each party agrees to take or cause to be taken such further actions, and to execute, deliver and file or cause to be executed, delivered and filed such further documents and instruments, and to obtain such consents, as may be reasonably required or requested by the other party in order to effectuate fully the purposes, terms and conditions of this Letter Agreement.

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If you are in agreement, please sign below.

LUNA INNOVATIONS INCORPORATED

By:	/s/ My E. Chung
Name:	My E. Chung
Title:	President & CEO

Accepted and agreed as of the date set forth above.

/s/ Kent A. Murphy. Ph.D.
KENT A. MURPHY, PH.D.